Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 28, 2022, except for Notes 1, 3, 4 and 6, which are dated April 8, 2022, with respect to our audit of the financial statements of Feutune Light Acquisition Corporation as of February 2, 2022 and for the period from January 19, 2022 (inception) through February 2, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

April 8, 2022